                                                                EXHIBIT 99(a)(2)


  NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO AUSTRALIA, CANADA OR
                                     JAPAN


                                                                  17 August 2000


                             Recommended Cash Offer

                                       by

                            General Electric Company

                      through its wholly-owned subsidiary

                        GE Power Systems Equities, Inc.

                          for the whole of the issued

                       and to be issued share capital of

                               Smallworldwide plc



1. Summary

General Electric Company and Smallworldwide plc announce that they have reached agreement on the terms of a recommended cash offer to be made by General Electric Company, through its wholly-owned subsidiary GE Power Systems Equities, Inc., to acquire the whole of the issued and to be issued share capital of Smallworld.


2. The Offer

The Offer will be made on the following basis:

GE will acquire all of Smallworld's outstanding ordinary shares and all outstanding ADSs, each representing one ordinary share and evidenced by American Depositary Receipts, in a recommended cash offer at a price per ordinary share (or ADS) of US$20.

The Offer values the whole of the existing issued and to be issued share capital of Smallworld at approximately US$210 million.

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The Offer Price represents a premium of approximately 125 per cent. to the closing price of US$8.875 per Smallworld ADS on the Nasdaq National Market on 16 August 2000 (the last practicable dealing day prior to the date of this announcement).

The initial offer period will expire 20 business days after the Offer is commenced, unless extended (the "Offer Period"). At the conclusion of the Offer Period, including any extension thereof, if all conditions of the Offer have been satisfied or, where permitted, waived, the Offer may be extended for a subsequent offer period of up to 20 business days (the "Subsequent Offer Period"). Holders of ordinary shares and ADSs will have the right to withdraw their acceptances of the Offer during the Offer Period, including any extension thereof, but not during any Subsequent Offer Period.

The Offer will comply with the relevant requirements of US federal securities laws and rules and regulations of the Code.

This announcement is not an Offer to purchase Smallworld shares. At the time the Offer is commenced, GE will file a tender offer statement (including related tender offer documents such as a form of letter of transmittal for US shareholders and form of acceptance for UK shareholders) with the US Securities and Exchange Commission (the "SEC"), and Smallworld will file a solicitation/recommendation statement with the SEC. These documents will contain important information about the Offer and shareholders of Smallworld are urged to read these documents before making a decision about the Offer. Once filed with the SEC, these documents will be available free of charge from Joanna Morris at General Electric and Warren Ferguson at Smallworld (whose contact details appear in the section headed "Enquiries"). In addition, the documents filed by GE can be obtained from the SEC's website at www.sec.gov.

The Offer will be subject to the conditions set out in Appendix I to this announcement and to the further terms set out in that Appendix and to be set out in the Offer Document and Form of Acceptance.

The Offer is to be financed from the existing resources of GE.


3. Recommendation

The directors of Smallworld, who have been so advised by Deutsche Bank, their financial advisers, consider the terms of the Offer to be fair and reasonable. In providing advice to the directors of Smallworld, Deutsche Bank has taken into account the directors' commercial assessments.

The directors of Smallworld unanimously recommend all Smallworld Shareholders to accept the Offer as they and their connected persons have irrevocably undertaken to do in respect of their entire holdings.


4. Inducement Fee

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

Smallworld and GE have entered into an Acquisition Agreement which sets out the terms of the Offer to be made and includes the agreement, in certain circumstances, to pay to General Electric an inducement fee of US$1,579,888.

The inducement fee will be payable, inter alia, if (i) the Offer lapses or is withdrawn following the withdrawal by the Board of its recommendation of the Offer, (ii) the Offer lapses or is withdrawn, without having become unconditional as to acceptances, after the announcement of any other competing proposal to acquire control of Smallworld and such other proposal becomes or is declared unconditional in all respects on or before 17 August 2001, or (iii) GE withdraws the Offer as a result of a breach of representations and warranties or covenants that reflects a Material Adverse Effect on Smallworld and any other offer becomes or is declared unconditional within 12 months of the date of this announcement.

Certain directors and executive officers of Smallworld (for themselves and persons connected with them) have undertaken to pay in aggregate up to US$2,805,788 to GE, if (i) the Offer lapses or is withdrawn following the withdrawal by the Board of its recommendation of the Offer, or (ii) the Offer lapses or is withdrawn, without having become unconditional as to acceptances, after the announcement of any other competing proposal to acquire control of Smallworld and such other proposal becomes or is declared unconditional in all respects on or before 17 August 2001. Each person who has given such an undertaking and who disposes of any of the ADSs, shares or options held by him to the other offeror will be liable to make payments out of the excess of the amount received by him from such disposal, net of tax, over the amount he would have received, net of tax, under the Offer for such ADSs or shares.


5. Undertakings to Accept the Offer

All the directors of Smallworld who own Smallworld Shares and certain executive officers (for themselves and persons connected with them) have given GE legally binding irrevocable undertakings to accept the Offer in respect of their entire holdings of, in aggregate, 1,113,700 Smallworld Shares, representing approximately 14.1 per cent. of the existing issued share capital of Smallworld. These irrevocable undertakings may not be withdrawn in the event of a higher offer.

Certain directors of Smallworld (and four other executive officers) who hold options over Smallworld Shares have undertaken to roll-over not less than 45 per cent. by value of those options into GE options.


6. Comments by GE and Smallworld

Commenting on today's announcement, Robert L. Nardelli, President and CEO of GE Power Systems, said "Smallworld's software technology solutions will offer tremendous opportunities for our customers to improve their overall network management and service reliability. As companies around the world race to digitize their operations, this technology will become a

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fundamental part of our strategy to provide the energy and other high-tech industries with innovative solutions that drive productivity. By combining this business with our growing portfolio of software solutions we will be better positioned to help meet the changing needs of the global energy and communications marketplace."

Dick Newell, Chairman of Smallworld, commented "This transaction complements our long term goal of becoming the software choice for designing and managing the world's networks. The Board of Directors' unanimous approval of this transaction confirms our commitment to continued growth and global opportunity." Warren Ferguson, President and Chief Executive Officer of Smallworld, added "Our innovative people, spatial technology, product quality, and network solutions will make a valuable addition to GE. All of us at Smallworld can take great pride in the fact that we are joining forces with one of the best corporations in the world."

Upon completion of the transaction, Smallworld will become part of GE Energy Management Services, a GE Power Systems business. "In addition to Smallworld's strong technology and customer franchise, we are very impressed with the people at Smallworld and excited to have them join out team," commented Steve Bolze, President and General Manager of GE Energy Management Services. "Smallworld will be an integral part of our growth strategy for serving customers in the rapidly changing utility and communications industries".


7. Information on GE

GE is one of the world's largest and most diversified industrial corporations. GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilisation of electricity since its incorporation in 1892. Over the years, GE has developed or acquired new technologies or services that have broadened considerably the scope of its activities.

GE products include major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; and engineered materials, such as plastics, silicones and superabrasive industrial diamonds.

GE services include product services; electrical product supply houses; electrical apparatus installation, engineering, repair and rebuilding services; and computer-related information services. Through its affiliate, the National Broadcasting Company, Inc., GE delivers network television services, operates television stations, and provides cable programming and distribution services. Through another affiliate, GE Capital Services, Inc., GE offers a broad array of financial and other services, including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, speciality insurance and reinsurance, and satellite communications.

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GE Power Systems provides turnkey equipment, services and management solutions across the power generation, oil and gas, transmission and distribution, distributed power and energy rental industries. This business segment had revenues of US$10 billion in 1999.

Smallworld will become part of GE Energy Management Services (EMS) within GE Power Systems. The EMS division is focused on providing innovative IT solutions to utility, industrial, and communication customers.


8. Information on Smallworld

Smallworld develops and markets software products that model real-world assets and services, allowing organisations to understand where their facilities and customers are located, how they connect to one another and providing for the integration of this information across the enterprise. Smallworld's object orientated technology allows customers to streamline work processes, improve customer service and make better use of assets.

Smallworld 3, the Company's principal product, provides a platform for building applications that automate business processes where the spatial element is key, and integrates the platform and applications seamlessly with the other systems on which the user depends. Smallworld 3 and industry-specific applications are used for such purposes as planning electric, gas and water distribution systems, designing telecommunication networks and evaluating strategic market opportunities.

Smallworld announced yesterday its preliminary results of operations for the year ended 30 June 2000. Total revenues were US$78.9 million (compared to US$71.7 million in fiscal 1999), income before income taxes was US$2.3 million (compared to a loss of US$7.4 million in fiscal 1999) and diluted earnings per share were US$0.14 (compared to a loss of US$0.78 in fiscal 1999).


9. Management and Employees

The existing employment rights, including pension rights, of the employees of Smallworld will be fully safeguarded.


10. Smallworld Share Option Schemes

The Offer will extend to any Smallworld Shares issued or unconditionally allotted before the date on which the Offer becomes or is declared unconditional in all respects (or such later date as GE may, subject to the Code, determine) as a result of the exercise or vesting of options granted under any Smallworld Share Option Scheme. GE will make appropriate proposals to participants in the Smallworld Share Option Schemes in due course.

11. Delisting of Smallworld Shares

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In the event that the Offer becomes or is declared unconditional in all respects, GE intends to seek the cancellation of the listing of ADSs on the Nasdaq National Market.


12. Overseas Shareholders

The availability of the Offer to persons outside the United States and the United Kingdom may be affected by the laws of other jurisdictions. Such persons should inform themselves about and observe any applicable requirements of those jurisdictions.

In particular, the Offer will not be made, directly or indirectly, in or into, or by use of the mails or any other means or instrumentality (including, without limitation, telephonic or electronic) of interstate or foreign commerce of, or any facilities of a national securities exchange of Australia, Canada or Japan and will not be capable of acceptance by any such use, means, instrumentality or facilities or from within Australia, Canada or Japan and will not be capable of acceptance by any such use, means, instrumentality or facilities or from within Australia, Canada or Japan. Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise distributed or sent in or into or from Australia, Canada or Japan and persons receiving this announcement (including custodians, nominees and trustees) must not distribute or send it into or from Australia, Canada or Japan. Doing so may render invalid any related purported acceptance of the Offer.


13. Posting of Documents to Shareholders

The Offer Document containing the full terms and conditions of the Offer and the Form of Acceptance will be despatched to Smallworld Shareholders in due course.


14. General

Save as set out in this announcement, neither GE nor any of its directors, nor, so far as they are aware, any party acting in concert with them, owns or controls any Smallworld Shares or holds any options to purchase Smallworld Shares or has entered into any derivative referenced to Smallworld Shares or has obtained any irrevocable undertaking to accept the Offer.

Any person who, alone or acting together with any other person(s) pursuant to an agreement or understanding (whether formal or informal) to acquire or control securities of Smallworld, owns or controls, or becomes the owner or controller, directly or indirectly, of 1 per cent. or more of any class of securities of Smallworld is generally required under the provisions of Rule 8 of the Code to notify the Panel by no later than 12.00 noon (London time) on the business day following the date of the transaction of every dealing in such securities during the period prior to the date on which the Offer is unconditional in all respects or lapses or is withdrawn. Dealings by Smallworld or by its "associates" (within the definition set out in the Code) in any class of securities of Smallworld or referable thereto until the end of such period must also be disclosed.

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

The conditions and principal further terms of the Offer are set out in Appendix I to this announcement. Appendix II contains the definitions of the terms used in this announcement.




Enquiries:

GE               Joanna Morris                +1 203 373 2472
                 Jeff Ignaszak                +1 770 859 7650

ING Barings      Julian Tunnicliffe          +44 20 7767 1000
                 (Advisers to GE)
                 Robin Palmer
                 David DiMatteo

Smallworld       Warren Ferguson              +1 303 779 6980
                 Dick Newell                 +44 1223 301 144

Deutsche Bank    Charles Smith               +44 20 7545 8000
                 (Advisers to Smallworld)
                 Michael Stock               +44 20 7545 8000

ING Barings Limited, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, and ING Barings LLC in the United States, which is regulated by the SEC, are acting for GE and no one else in connection with the Offer and will not be responsible to anyone other than GE for providing the protections afforded to customers of ING Barings Limited and ING Barings LLC or for giving advice in relation to the Offer.

ING Barings Limited has approved the contents of this announcement solely for the purposes of Section 57 of the Financial Services Act 1986.

Deutsche Bank AG, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, and Deutsche Bank Securities Inc., which is regulated in the United States by the SEC, are acting for Smallworld and no one else in connection with the Offer and will not be responsible to anyone other than Smallworld for providing the protections afforded to customers of Deutsche Bank AG or Deutsche Bank Securities Inc. or for giving advice in relation to the Offer.

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                                   APPENDIX I

               CONDITIONS AND CERTAIN FURTHER TERMS OF THE OFFER


                                     PART I

  Notwithstanding any other provision of the Offer or the Agreement, and in addition to and not in limitation of Offeror's rights to extend or amend the Offer at any time, in its sole discretion (subject to the Agreement and the Code), Offeror shall not be required to accept for payment or, subject to any applicable rules or regulations of the SEC and the Code, pay for any Smallworld Shares, and (subject to such rules and regulations) may delay the acceptance of payment of or, subject to any restriction referred to above, the payment for, and may (except as provided in the Agreement) terminate the Offer, if the following conditions have not been satisfied, fulfilled or waived by Offeror:-

(a) the Smallworld Shares tendered pursuant to the Offer by the expiration of the Initial Offer and not withdrawn representing not less than 90 per cent. (or such lower percentage as Offeror may on the basis stated below decide) in nominal value of the Smallworld Shares to which the Offer relates; provided that this condition (the "Minimum Condition") shall not be satisfied unless the number of Smallworld Shares tendered pursuant to the Offer and not withdrawn, together with the Smallworld Shares owned by Offeror, represent at least a majority of the outstanding voting power of the Smallworld Shares and for this purpose "the Smallworld Shares to which the Offer relates" means (I) Smallworld Shares issued or allotted on or before the date the Offer is made and (II) Smallworld Shares issued or allotted after that time but before the Expiration Date or such earlier time and/or date as Offeror may subject to the Code decide but excluding any Smallworld Shares which on the date the Offer is made are held or contracted to be acquired by Offeror and/or its associates (within the meaning of section 430E of the Act) and provided further that, unless Offeror otherwise determines, the Minimum Condition shall be treated as satisfied only at a time when all of conditions (b) to (k) inclusive are either satisfied, fulfilled or (if capable of waiver) waived provided however that the Offer shall not be required to be declared or be deemed to have become unconditional as to the required level of acceptances if, following the announcement of a reduction in the percentage of Smallworld Shares required to be received for the purposes of the Minimum Condition, any circumstance or event shall have been identified, threatened or shall occur that would prohibit, restrict, delay or interfere with the implementation of or impose additional material conditions or obligations with respect to, or otherwise challenge, the prospect or ability of Offeror to apply the provisions of Sections 428-430F of the Act to acquire compulsorily any outstanding Smallworld Shares to which the Offer relates;

(b) the waiting periods under the HSR Act applicable to the proposed acquisition of Smallworld by Offeror having expired or been terminated, if applicable, and all other regulatory approvals required under applicable law, the failure to obtain

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     which would prevent or prohibit the consummation of the Offer, having been obtained;

(c) there not having been instituted, and not being pending or threatened any action, investigation or proceeding by any Governmental Entity, and there not having been instituted, and not being pending or threatened any action or proceeding by any other person, domestic or foreign, before any Governmental Entity, which is reasonably likely to be determined adversely to Offeror, (A) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Smallworld Shares by Offeror, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly, relating to the transactions contemplated by the Offer, (B) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Offeror or its affiliates of all or any portion of the business or assets of Smallworld and its Subsidiaries, taken as a whole, or of Offeror or any of its affiliates, or to compel Offeror or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of Smallworld and its Subsidiaries, taken as a whole, or of Offeror or any of its affiliates, (C) seeking to impose or confirm limitations on the ability of Offeror or any of its affiliates effectively to exercise full rights of ownership of the Smallworld Shares, including, without limitation, the right to vote the Smallworld Shares acquired or owned by Offeror or any of its affiliates on all matters properly presented to the holders of Smallworld Shares, (D) seeking to require divestiture by Offeror or any of its affiliates of the Smallworld Shares, or (E) that otherwise would reasonably be expected to have a Material Adverse Effect;

(d) no action having been taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to, or any consent or approval withheld with respect to, the Offer, the acceptance for payment of or payment for any Smallworld Shares, by any Governmental Entity that, in the reasonable judgment of Offeror, might, directly or indirectly, result in any of the consequences referred to in clauses (A) through (E) of condition (c) above;

(e) there not having occurred any change, condition, event or development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

(f) there not having occurred (A) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, or (B) the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States;

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(g)  (A) the representations and warranties of Smallworld contained in the
     Acquisition Agreement (the terms of which are set out in Part II of this
     Appendix I) being true and correct as at      August 16, 2000 and as of the
     Purchase Date with the same effect as if made at and as of the Purchase Date (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date); or (B) Smallworld having performed its covenants and obligations required to be performed by it under the Acquisition Agreement (a summary of certain of such covenants and obligations is set out in Part II of this Appendix I), save any failure to perform that has been cured within ten (10) days after the giving of written notice of such breach to Smallworld except in the case of either (A) or (B) to the extent that the aggregate of all breaches or failures thereof would not have a Material Adverse Effect;

(h) Smallworld and its Subsidiaries having procured all necessary third party consents (other than from Governmental Entities) with respect to matters material to the conduct of business by Smallworld required in connection with the execution and delivery of the Acquisition Agreement and the consummation of the other transactions contemplated thereby except to the extent that the aggregate failure to procure such consents would not have a Material Adverse Effect;

(i) the directors of Smallworld not having withdrawn, or modified or changed in any manner adverse to Offeror (including by amendment of the Schedule 14D-9 required to be filed by Smallworld pursuant to the rules of the SEC), its recommendation of the Offer and the directors of Smallworld not having resolved to do any of the foregoing; and

(j) the Agreement not having been terminated in accordance with its terms (the terms on which the Agreement may be terminated are set out in Part IV of this Appendix I),

which, in the reasonable judgment of Offeror in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the Ordinary Shares.

Offeror reserves the right to waive, in whole or in part, all or any of the above conditions except conditions (a) and (b).

The Offer will lapse if it is referred to the Competition Commission before the expiration of the Initial Offer.

If the Offer so lapses, it will cease to be capable of further acceptance and accepting Smallworld Shareholders and Offeror will cease to be bound by any Forms of Acceptance submitted before the time when the Offer lapses.

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If Offeror is required by the Panel to make an offer for Smallworld Shares under the provisions of Rule 9 of the Code, Offeror may make such alterations to any of the above conditions as are necessary to comply with the provisions of that Rule.

                                    PART II

In this Part II and in Part IV of this Appendix I, the following capitalised terms have the following meanings:

"Acquisition Proposal"                      any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer, joint venture, business combination or similar transaction involving the Company or any Subsidiary, or the sale of more than 20% of the Ordinary Shares or other capital stock of the Company or the sale of assets (including capital stock of the
                                            Subsidiaries) representing more than 20% of the value of the Company and its Subsidiaries taken as a whole

"Agreement"                                 the acquisition agreement dated August 16, 2000 in relation to the
                                            Offer made between General Electric Company and Smallworld

"Buyer"                                     Offeror

"Code"                                      the United States Internal Revenue Code of 1986, as amended

"Company"                                   Smallworld

"Company Options"                           options over Smallworld Shares

"Company Shareholders"                      holders of the Smallworld Shares

"Company Stock Option Plans"                Smallworld Option Schemes

"Finance Act"                               the Finance Act, 1998

"Independent Advisor"                       Deutsche Bank Securities Inc.

"Initial Offer"                             the offer to be commenced by Offeror referred to in this announcement for so long as it is not unconditional in all respects

"Ordinary Shares"                           Smallworld Shares

"Press Release"                             this announcement

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

"Subsequent Offer"                          an offer commenced after the Purchase Date pursuant to Rule 14d-11 under the Securities Exchange Act of 1934 (as amended) of the United
                                            States of America


The following is the text of the representations and warranties referred to in condition (g) in Part I above.

     Section 2.1 Organization and Standing

        (a) Each of the Company and each Subsidiary (as defined below) (i) is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization, (ii) has full corporate power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as hereinafter defined). For purposes of this Agreement, the phrase "Material Adverse Effect" shall mean, with respect to the Company, any adverse change or deterioration in the business, assets, financial or trading position or profits or prospects of the Company or its Subsidiaries which is material to the Company and its Subsidiaries taken as a whole, other than (i) any adverse change or deterioration resulting from any change in general economic conditions or conditions generally affecting the industry in which the Company operates and not relating to the Company specifically or (ii) as disclosed in the Company Accounts or this Agreement, including the Disclosure Letter (as defined below).

        (b) The Company has furnished or made available to Buyer true and complete copies of its Memorandum and Articles of Association (the "Articles of Association") and the Memorandum and Articles of Association (or equivalent organizational documents) and bylaws of each Subsidiary, each as amended to date, and their respective minute books. Such Articles of Association (or equivalent organizational documents) are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provision of its Articles of Association, bylaws or equivalent organizational documents.

     Section 2.2 Capitalization. The authorized share capital of the Company consists of 73,315,600 Ordinary Shares and 5,000,000 Super Preference Shares (the "Preference Shares"). As of the date hereof, (i) 7,899,440 Ordinary Shares are issued and outstanding (of which 6,656,200 are held by the Bank of New York as trustee and represented by American Depositary Shares), all of which are validly issued and fully paid and free of preemptive rights arising as a result of the issue thereof, (ii) 2,694,305 Company Options are outstanding, each such option entitling the holder thereof to purchase one Ordinary Share, and 971,475 Ordinary Shares are authorized and reserved for future issue pursuant to the Company Stock Option Plans, and (iii) no Super

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

     Preference Shares are issued or outstanding. Section 2.2 of the Disclosure Letter delivered by the Company to Buyer concurrently with the execution of this Agreement (the "Disclosure Letter") sets forth a true and complete list of the outstanding Company Options with the exercise price thereof. Except as set forth above or in Section 2.2 of the Disclosure Letter, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or any Subsidiary. All Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued and fully paid. Except as set forth in
     Section 2.2 of the Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Ordinary Shares or any capital stock of any Subsidiary or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Section 2.2 of the Disclosure Letter sets forth a correct and complete list of each corporation, association, subsidiary, partnership, limited liability company or other entity of which the Company controls, directly or indirectly, 30% or more of the outstanding equity interests (each a "Subsidiary" and collectively, the "Subsidiaries"). Except as set forth in
     Section 2.2 of the Disclosure Letter, the Company owns beneficially and of record all of the issued and outstanding capital stock of each Subsidiary and does not own an equity interest in any other corporation, association, partnership, limited liability company or other entity, other than in the Subsidiaries. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued and fully paid and each such share owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

     Section 2.3 Authority for Agreement.

     (a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action (including, without limitation, the unanimous approval of the Board of Directors of the Company) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     (b) At a meeting duly called and held on August 16, 2000, the Board of Directors of the Company unanimously (i) determined that the terms of the Initial Offer and the Subsequent Offer are fair to the Company and the Company Shareholders, (ii) approved and authorized this Agreement, the Initial Offer, the Subsequent Offer and the other transactions contemplated hereby, and (iii) resolved to recommend the Initial Offer and the Subsequent Offer to the Company Shareholders. The actions taken by the Board of Directors of the Company constitute approval of the Initial Offer, the Subsequent Offer, this Agreement and the other transactions contemplated hereby.

     (c) The Independent Advisor has delivered to the Board of Directors of the Company its written opinion, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Company Shareholders in the Initial Offer and the Subsequent Offer is fair to such holders from a financial point of view. A copy of such opinion is included in Section 2.3(c) of the Disclosure Letter.

     Section 2.4 No Conflict. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Initial Offer, the Subsequent Offer and the other transactions contemplated by this Agreement will not, (i) conflict with or violate the Company's Articles of Association or equivalent organizational documents of any of its Subsidiaries, (ii) subject to
     Section 2.5, conflict with or violate any UK or United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law (a "Law") applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a material lien or other material encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or Material Contract (as hereinafter defined) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of any of them is bound or affected.

     Section 2.5 Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any UK, or United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and the filing of such documents as are required by the City Code, (ii) for those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), under the German competition laws and under any similar competition or antitrust law in any other jurisdiction in which the Company operates, (iii) for filings contemplated by Sections 1.1, 1.2 and 2.14 hereof and (iv) where the failure to obtain such consents, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Initial Offer, the Subsequent Offer or the other transactions contemplated by this Agreement.

Section 2.6 Compliance. Each of the Company and its Subsidiaries (i) has been operated at all times in compliance with all Laws, and is not in default under any order of any Governmental Entity, applicable to the Company or any of its Subsidiaries or by which any property, business or asset of the Company or any of its Subsidiaries is bound or affected and (ii) is not in default or violation of any notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises, or other instruments or obligations or Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except for such defaults or violations that, in the aggregate, are not material.

Section 2.7 SEC Filings, Financial Statements.

(a) The Company and each Subsidiary, as necessary, has filed all forms, reports, statements and documents required to be filed with any regulatory authority established by law in a foreign jurisdiction and with the SEC since June 30, 1997 (the "SEC Reports" and together with the foreign jurisdiction reports, the "Governmental Reports"), each of which has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, or, in the case of a foreign jurisdiction, the relevant laws of that jurisdiction, each as in effect on the date so filed. None of the Governmental Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Governmental Report has been revised or superseded by a later filed Governmental Report, none of the Government Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) All of the financial statements included in the Governmental Reports, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the "Company Financial Statements") or with relevant authorities in foreign jurisdictions (including, without limitation, the UK) and the Company Accounts (as defined below), have been prepared in accordance with generally accepted accounting principles ("GAAP") in the United States or the UK, as the case may be, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, recurring audit adjustments) and fairly present (or in the case of the Company Financial Statements prepared in accordance with UK GAAP give a true and fair view thereof) the consolidated financial position of the Company and its Subsidiaries at the respective date thereof and the consolidated results of their operations and changes in cash flows for the periods indicated. For purposes of this Agreement, the term "Company Accounts" means the Company's or its Subsidiaries individual accounts (as that term is used in Section 226 of the Companies Act) and cash flow statement, and the Company's and its Subsidiaries consolidated accounts, for the financial year ended June 30, 1999, the auditor's report on those accounts, the director's report for that year and the notes to those accounts, which have been prepared in accordance with United States GAAP.

(c) The Company's unaudited consolidated balance sheet and consolidated statement of operations as of and for the financial year ended June 30, 2000 (the "2000 Unaudited Financial Statements") included in Section 2.7(c) of the Disclosure Letter have been prepared in accordance with United States GAAP (except that such financial statements do not contain notes or a statement of cash flows) and fairly present the consolidated financial position of the Company and its Subsidiaries at the date thereof and the consolidated results of its operations for the periods indicated. The 2000 Unaudited Financial Statements have been prepared on a basis consistent with the Company Accounts.

(d) The Company's audited financial statements as of and for the financial year ended June 30, 2000 to be delivered to Buyer on or prior to the Purchase Date shall not differ in any material respect from the 2000 Unaudited Financial Statements, except that such financial statements shall contain footnotes.

(e) There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company and its Subsidiaries, taken as a whole, other than (i) liabilities disclosed or provided for in the consolidated balance sheet of the Company and its Subsidiaries included in the Company Accounts, including the notes thereto, (ii) liabilities specifically disclosed in the SEC Reports, (iii) liabilities incurred on behalf of the Company in connection with this Agreement, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 1999, none of which are, individually or in the aggregate, reasonably likely to be material to the Company.

(f) The Company has furnished or made available to Buyer a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC as exhibits to the SEC Reports pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

Section 2.8 Absence of Certain Changes or Events.

(a) Except as contemplated by this Agreement, since June 30, 1999 and except as set forth in Section 2.8 of the Disclosure Letter, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and there has not been
     (i) any event or occurrence of any condition that has had or could reasonably be expected to have a Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the share capital of the Company or any Subsidiary, (iii) any material change in accounting methods, principles or practices employed by the Company, (iv) any sale, transfer or assignment of any material patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, or (v) any action of the type described in Sections 4.1(b) or clauses (i)-(vi), (xi), (xii) or (xiv) of Section 4.1(c) which had such action been taken after the date of this Agreement would be in violation of any such Section.

(b) Except as contemplated in this Agreement, since June 30, 2000 and except as set forth in Section 2.8 of the Disclosure Letter, there has not been any action of the type described in clauses (vii), (viii), (ix), (x) or (xiii) of Section 4.1(c).

Section 2.9 Taxes.

(a) The Company and each of its Subsidiaries have timely filed all material Tax Returns (as hereinafter defined) required to be filed by any of them. All such Tax Returns are true, correct and complete in all material respects. All Taxes (as hereinafter defined) of the Company and its Subsidiaries which are (i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which provision or reserves adequate for the payment of all material Taxes have been established in the financial statements included in the SEC Reports in accordance with GAAP, the Company Accounts or the 2000 Unaudited Financial Statements. There are no liens for any Taxes upon the assets of the Company or any of its Subsidiaries, other than statutory liens for Taxes not yet due and payable and liens for real estate Taxes contested in good faith. The Company does not know of any proposed or threatened Tax claims or assessments which, if upheld, could individually or in the aggregate have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code (or similar election under the Finance Act). Neither the Company nor any of its Subsidiaries has waived (or will waive prior to the Purchase Date) any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company and each Subsidiary has withheld and paid over to the relevant taxing authority all material Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, Shareholders or other third parties. The unpaid Taxes of the Company and its Subsidiaries for the current taxable period do not exceed provisions or reserves for Taxes in the 2000 Unaudited Financial Statements. For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

(b) The Company or any Subsidiary is not and has not been a party to or otherwise involved in any transaction, agreement or arrangement or otherwise other than by way of a bargain at arm's length, or any transaction, agreement or arrangement (whether or not by way of a bargain at arm's length) under which it has been or is or may be required to make any payment for goods, services or facilities provided to it which is in excess of the market value of such goods, services or facilities or under which it has been, or is or may be required to provide such goods, services or facilities for a consideration which is less than the market value of such goods, services or facilities and in consequence of which it is or will be liable to Tax in respect of an amount deemed for Tax purposes to be income or gains of the Company or any Subsidiary but not actually income or gains of the Company or any Subsidiary.

(c) (i) Within the last five years, neither the Company nor any Subsidiary has been a member of an affiliated group filing consolidated, combined or unitary Tax Returns (or other Tax group for United States, UK or other Tax jurisdictions' Laws) other than a group for which the Company was the common parent and (ii) neither the Company nor its Subsidiaries has any obligation under any agreement or arrangement with any person other than the Company and its Subsidiaries with respect to material Taxes of such other person (including pursuant to Treasury Reg. sec. 1.1502-6).

(d) Section 2.9(d) of the Disclosure Letter sets forth with reasonable specificity: (i) all jurisdictions in which the Company or any Subsidiary currently has a presence requiring it to pay Taxes (a "Taxable Presence") and all jurisdictions in which the

     Company or any Subsidiary has had a Taxable Presence since January 1, 1996,
     (ii) all Tax Returns filed or due to be filed applicable to the three year period ending on the date hereof and (iii) all material correspondence with any Tax authorities (including, without limitation, all audits, notices and requests for information from or to taxing authorities) since January 1, 1996.

Section 2.10 Assets. Except as set forth in the Company's Annual Report on Form 20-F for the fiscal year ended June 30, 1999 (the "20-F") or in Section 2.10(a) of the Disclosure Letter, the Company and each of its Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their real and personal properties and assets reflected in the 20-F or acquired after June 30, 1999 (other than assets disposed of since June 30, 1999 in the ordinary course of business consistent with past practice), in each case free and clear of all title defects, liens, encumbrances and restrictions, except for (i) liens, encumbrances or restrictions which secure indebtedness which are properly reflected in the 20-F; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after June 30, 1999, provided that the obligations secured by such liens are not delinquent; and (iv) liens that do not individually or in the aggregate, materially detract from the value of the assets subject thereto or materially impact the operation of the Company or any Subsidiary. Any real property and buildings held under lease by the Company or any of the Subsidiaries (copies of the material leases are attached to the Disclosure Letter) are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings.

Section 2.11 Change of Control Agreements. Except as set forth in Section 2.11 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Initial Offer, the Subsequent Offer or the other transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any director, officer or employee of the Company. Except as set forth in Section
2.11 of the Disclosure Letter, without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the Initial Offer, the Subsequent Offer or the other transactions contemplated by this Agreement, including accelerated vesting of options (either solely as a result thereof or as a result of such transactions in conjunction with any other event), will be an "excess parachute payment" within the meaning of Section 280G of the Code (or similar provision under the Finance Act).

Section 2.12 Litigation.   Section 2.12 of the Disclosure Letter sets forth an
accurate (a) summary description of each investigation, claim, action, suit or proceeding ("Litigation") pending against the Company or any of its Subsidiaries, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity or before or by any Governmental Entity; and (b) summary description of any outstanding judgment order or decree entered in any Litigation imposing material obligations against the Company or any of its Subsidiaries. There is no Litigation pending against the Company or its Subsidiaries, or to the knowledge of the Company, threatened against the Company or its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Governmental Entity, that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and, to the knowledge of the Company, no development has occurred with respect to any pending or threatened Litigation that would reasonably be expected to result in a Material Adverse Effect or would reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any Litigation which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 2.13 Contracts and Commitments. Section 2.13 of the Disclosure Letter sets forth a true and correct list of the following contracts, agreements or commitments to which the Company or a Subsidiary is a party (including every amendment, modification or supplement to the foregoing): (i) any contracts of employment and contracts or agreements which limit or restrict the Company, any Subsidiary or any employee from engaging in any business in any jurisdiction,
(ii) agreements or arrangements for the purchase or sale of any assets (otherwise than in the ordinary course of business), (iii) all bonds, debentures, notes, loans, credit or loan agreements or commitments, mortgages, indentures or guarantees or other agreements or contracts relating to the borrowing of money involving amounts in excess of US$5,000,000, (iv) agreements with unions, material independent contractor agreements and material leased or temporary employee agreements, (v) leases of any real or personal property involving annual rent of US$200,000 or more, and (vi) all other contracts, agreements or commitments involving payments made by or to the Company or a Subsidiary of US$1,000,000 (individually, a "Material Contract" and collectively, "Material Contracts"). Except for agreements, arrangements or commitments disclosed in Section 2.13 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement or commitment which is material to the business of the Company or any of its Subsidiaries. The Company has delivered or made available true and correct copies of all such Material Contracts to Buyer. Neither the Company nor any of its Subsidiaries is in default under any such Material Contract.

Section 2.14 Information Supplied. None of the information supplied or to be supplied by the Company in writing to Buyer specifically for inclusion or incorporation by reference in the Schedule TO will, at the date such documents are first published, sent or delivered to Company Shareholders or, unless promptly corrected, at any time during the pendency of the Initial Offer or the Subsequent Offer contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Neither the Schedule 14D-9 at the date such document is first published, sent or delivered to the Company Shareholders or, unless promptly corrected, at any time during the pendency of the Initial Offer or the Subsequent Offer, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The
Schedule 14D-9 will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Buyer for inclusion or incorporation by reference in any of the foregoing documents.

Section 2.15 Employee Matters.

(a) Section 2.15(a) of the Disclosure Letter sets forth a true and correct list of each deferred compensation plan, stock option, incentive compensation plan, equity compensation plan, "welfare plan" (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension plan" (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any Subsidiary for the benefit of any employee or former employee of the Company or any Subsidiary. Such plans are referred to collectively herein as the "Company Plans".

(b) The Company has made available to Buyer with respect to each of the Company Plans true and correct copies of each of the following documents if applicable: (i) the Company Plan document and any related trust agreement or other funding arrangement, (ii) the most recent determination letter from the Internal Revenue Service for such Plan, (iii) the most recent summary plan description and related summaries of material modifications,
     (iv) the Form 5500 tax forms for each of the last two years, and (v) the most recently prepared actuarial report and financial statement.

(c) Each of the Company Plans that is maintained in the United States for the benefit of employees who are not primarily non-resident aliens (a "US Benefit Plan") is in material compliance with its terms and the applicable provisions of applicable law, including without limitation, the Code and ERISA, and the Company and its Subsidiaries have performed all obligations required to be performed by them thereafter; each of the US Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service that the US Benefit Plan is qualified and the Company knows of no condition or event that would reasonably be expected to adversely affect such status. Neither the Company, any Subsidiary, nor any trade or business, whether or not incorporated, which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (an "ERISA Affiliate") has had in the previous six years (i) any liability, contingent or otherwise, under Title IV of ERISA or Section 412 of the Code, or (ii) an obligation to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA). There are no pending, or to the knowledge of the Company, threatened or anticipated disputes, law suits, investigations, audits, complaints or claims (other than routine claims for benefits) by, on behalf of, with respect to or against any of the Company Plans or any trusts related thereto except as, would not be reasonably likely to result in any material liability to the Company or any Subsidiary. The Company and the Subsidiaries have accrued or reserved for all liabilities under the US Benefit Plans as required by US GAAP.

(d) Except as set forth in Section 2.15(d) of the Disclosure Letter, with respect to each Company Benefit Plan not subject to United States law (a "Foreign Benefit Plan"), except as would not have a Material Adverse Effect, (i) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the reserve shown on the Company's consolidated financial statements for any unfunded Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Purchase Date, with respect to all current and former participants in such plan in accordance with generally accepted country specific actuarial assumptions and valuations, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations; and (ii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate regulatory authorities.

(e) With respect to each Company Plan, there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA, nor any transaction that would result in a civil penalty being imposed under Section 409 or 502(i) of ERISA, except for any such transactions which, individually or in the aggregate, would not be reasonably likely to result in any material liability to the Company or any Subsidiary.

(f) All contributions, premiums or payments required to be made with regard to any Company Plan have been made on or before their due dates, and all such contributions have been fully deducted for income tax purposes and have not been, nor would reasonably be expected to be, challenged or disallowed by any Governmental Entity.

(g) No union or other collective bargaining unit has been certified as representing any of the employees of the Company or any Subsidiary, nor has the Company or any Subsidiary agreed to recognize any union or other collective bargaining unit. Currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of any collective bargaining unit for employees of the Company or any Subsidiary. There are no labor disputes pending or threatened involving strikes, work stoppages, slowdowns or lockouts with respect to employees of the Company or any Subsidiary. There are no grievance proceedings or claims of unfair labor practices filed with or, to the Company's knowledge, threatened to be filed with the National Labor Relations Board against the Company or any Subsidiary. The Company and each Subsidiary is in compliance in all material respects with all applicable laws relating to the employment of labor, including those relating to wages, hours, collective bargaining, occupational safety and health standards, discrimination in employment, withholding of taxes, worker classification, immigration, plant closing and mass layoffs and worker's compensation.

(h) Neither the Company nor any Subsidiary is party to any agreement with any employee the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement.

Section 2.16 Environmental Matters. Except as set forth in Section 2.16 of the Disclosure Letter, each of the Company and the Subsidiaries conducts its business and operations in material compliance with all applicable environmental laws, ordinance and regulations, and to the Company's knowledge there is no Litigation (or basis therefor), based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste (collectively, an "Environmental Event") by the Company or any Subsidiary which would have a Material Adverse Effect. There is no Litigation (or basis therefor) based on or related to an Environmental Event by the Company or any Subsidiary which would have a Material Adverse Effect. Except as set forth in
Section 2.17 of the Disclosure Letter, to the knowledge of the Company, no notice or information of any material Environmental Event was given to any person or entity that occupied any of the premises occupied by or used by the Company or any Subsidiary prior to the date such premises were so occupied. Without limiting the generality of the foregoing, the Company has received no notice or information (and has no basis to believe) that either the Company or any Subsidiary has disposed of or placed on or in any property or facility used in its business any waste materials, hazardous materials or hazardous substances in a manner that would give rise to a material liability.

Section 2.17 Intellectual Property Rights.

(a) "Intellectual Property" shall mean: (i) United States, international and foreign patents, patent applications and statutory invention registrations,
     (ii) trademarks, service marks, domain names, trade dress, logos, and other source identifiers, including registrations and applications for registration thereof, (iii) copyrights, including registrations and applications for registration thereof, (iv) computer software, data, databases, and related documentation, and (v) confidential and proprietary information, including trade secrets and know-how. "Third Party Software" shall mean all computer software sold or licensed to the Company by any person other than the Company or its affiliates (as defined below) and which is material to the operation of the business of the Company (other than commercially available "off the shelf" software), "Company Software" is software manufactured, distributed, sold, licensed or marketed by the Company, Software means Third Party Software and Company Software.

(b) Section 2.17(b) of the Disclosure Letter sets forth a true and complete list of all (i) patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications, Software and other Intellectual Property, in each case owned by the Company and material to the business of the Company, and (ii) all licenses of Intellectual Property and Software (A) to the Company from any third party, and (B) by the Company to any third party (collectively, the "Licenses").

(c) The operation of the business of the Company, and the use in connection therewith of (i) the Intellectual Property and Software owned by the Company (the "Owned Intellectual Property") and (ii) the Intellectual Property and Software licensed to the Company pursuant to the Licenses or other licenses material to the Company (the "Licensed Intellectual Property"), do not conflict with or infringe the Intellectual Property rights of any third party.

(d) The Company is the sole owner, free and clear of any lien or encumbrance, of the entire right, title and interest in and to the Owned Intellectual Property and Licenses, and is entitled to use the Owned Intellectual Property and Licensed Intellectual Property in the ordinary course of the business of the Company as now conducted.

(e) The Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property used in the ordinary day-to-day conduct of the business of the Company, and there are no other items of Intellectual Property that are material to such ordinary day-to-day conduct of such business. The owned Intellectual Property and, to the knowledge of the Company, the Licensed Intellectual Property, is subsisting, valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part.

(f) No legal proceedings have been asserted, are pending, or, to the knowledge of the Company, threatened against the Company (i) based upon or challenging or seeking to deny or restrict the use by the Company of any of the Owned Intellectual Property or Licensed Intellectual Property, (ii) alleging that the Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement, or (iii) alleging infringement of the Intellectual Property rights of any third party.

(g) Other than in the ordinary course of business, the Company has not granted any license or other right to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property.

(h) With respect to each License: (i) such License is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such License; (ii) such License will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such License or otherwise give the licensor a right to terminate such License; (iii) the Company has not (A) received any notice of termination or cancellation under such License, (B) received any notice of breach or default under such License, which breach has not been cured, and (C) granted to any other third party any rights, adverse or otherwise, under such License that would constitute a breach of such License; and (iv) to the Company's knowledge, neither the Company nor any other party to such License is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such License.

(i) To the knowledge of the Company, the Company Software at the time of delivery thereof is free of all material viruses, worms, trojan horses and other material known contaminants and does not contain any bugs, errors or problems of a material nature that disrupt its operations in any material respect or have a materially adverse impact on the operation of other software programs or operating systems. The Company Software at the time of delivery thereof is free of all viruses, worms, trojan horses and other material known contaminants, and does not contain any bugs, errors, or problems of a material nature that disrupt its operation or have an adverse impact on the operation of other software programs or operating systems, except as would not have a Material Adverse Effect. The Company has obtained all approvals necessary for exporting the Software outside the United States and importing the Company Software into any country in which the Company Software is now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect. No rights in the Company Software have been transferred to any third party except to the customers of the Company to whom the Company has licensed such Company Software in the ordinary course of business. None of the Company Software is licensed pursuant to an "open source" or "GNU" license, or incorporates or is based on any computer software that is licensed pursuant to an "open source" or "GNU" license. The Company has the right to use all software development tools, library functions, compilers, and other third party software that are material to the business of the Company, or that are required to operate or modify the Software.

Section 2.18 Brokers. Except pursuant to the Independent Advisor Engagement Letter (as hereinafter defined), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the

Initial Offer, the Subsequent Offer or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
Section 2.18 of the Disclosure Letter includes a complete and correct copy of all agreements between the Company and the Independent Advisor pursuant to which such firm would be entitled to any payment relating to this Agreement, the Initial Offer, the Subsequent Offer or the other transactions contemplated by this Agreement.

Section 2.19 Insurance Policies. The Company has delivered to Buyer prior to the date hereof an accurate list of all material insurance policies in force naming the Company, any of its Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any Subsidiary has paid or is obligated to pay all or part of the premiums. Neither the Company nor any Subsidiary has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of the Company and the Subsidiaries is in compliance in all material respects with all conditions contained therein. There are no material pending claims against such insurance policies by the Company or any Subsidiary as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by the Company or any Subsidiary. Except for the self-insurance retentions or deductibles set forth in the policies contained in the aforementioned list, the policies are adequate in scope and amount to cover all prudent and reasonably foreseeable risks which may arise in the conduct of the business of the Company and the Subsidiaries.

Section 2.20 Notes Receivable. Except as disclosed in Section 2.20 of the Disclosure Letter, there are no notes receivable of the Company or any Subsidiary owing by any director, officer, shareholder or employee of the Company or any Subsidiary ("Affiliate Debt").

Section 2.21 Transactions with Affiliates. Except as set forth in Section 2.21 of the Disclosure Letter (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries) (collectively, the "Affiliate Transactions"), no director, officer or other "affiliate" or "associate" (as hereinafter defined) of the Company or any Subsidiary or any entity in which, to the knowledge of the Company, any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons) has any interest in:
(i) any contract, arrangement or understanding with, or relating to the business or operations of the Company or any Subsidiary; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Subsidiary; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any Subsidiary. For purposes of this Agreement, the terms "associate" and "affiliate" shall have the same meaning as set forth in Rule l2b-2 promulgated under the Exchange Act, and the term "person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

Section 2.22 No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an Acquisition Proposal (as hereinafter defined).

Section 2.23 Shareholders' Rights Agreement. Neither the Company nor any Subsidiary has, except as set forth in Section 2.23 of the Disclosure Letter, adopted, or intends to adopt, a stockholders' rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, Ordinary Shares or any other equity or debt securities of the Company or any of its Subsidiaries.

Section 2.24 Major Suppliers, Customers and Distributors.

(a) Neither the Company nor any Subsidiary has received any written notice, or to the knowledge of the Company, oral notice, or has any reason to believe that any significant supplier, including without limitation any sole source supplier, will not sell raw materials, supplies, merchandise and other goods to the Company or any Subsidiary at any time after the Purchase Date on terms and conditions substantially similar to those used in its current sales to the Company and its Subsidiaries, subject only to general and customary price increases, unless comparable supplies, merchandise or other goods are readily available from other sources on comparable terms and conditions.

(b) Neither the Company nor any Subsidiary has received any written notice, or to the knowledge of the Company, oral notice, or has any reason to believe that any significant customer intends to terminate, limit or reduce its business relations with the Company or any Subsidiary at any time after the Purchase Date.

(c) Neither the Company nor any Subsidiary has received any written notice, or to the knowledge of the Company, oral notice, or has any reason to believe that any distributors, sales representatives, sales agents, or other third party sellers, will not sell or market the products or services of the Company or any Subsidiary at any time after the Purchase Date on terms and conditions substantially similar to those used in the current sales and distribution contracts of the Company and its Subsidiaries.

Section 2.25 Press Release. The Press Release does not contain any untrue statement of a material fact or omit to state any material fact relating to the Company which is required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Press Release complies as to form and substance in all material respects with the applicable requirements of the City Code and the Exchange Act (including the applicable rules and regulations of the

     SEC thereunder). Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Press Release about, or based on information supplied by, Buyer for inclusion or incorporation by reference therein."

                                    Part III

Smallworld has entered into a number of covenants and agreements with Offeror pursuant to the Acquisition Agreement, including covenants, inter alia:

(A)  until the Purchase Date

     (i) to conduct the business of Smallworld and its Subsidiaries only in the ordinary course of business and in a manner consistent with prior practice;

     (ii) not to, and not to permit any of its Subsidiaries to declare or pay any dividends or make any other distributions (other than intra-group) or to issue any new shares other than Smallworld Shares issued upon the exercise of options in existence or warrants outstanding on August 16, 2000;

    (iii) not to, and not to permit any of its Subsidiaries to, incur any material indebtedness or alter or create any financial obligations with respect to employees or directors or amend or cancel any Material Contract;

(B) subject to limited exceptions relating to the directors' fiduciary duties and the requirements of the Code, not to withdraw, modify or qualify the directors' recommendation of the Offer or to solicit or facilitate negotiations regarding a competing offer;

(C)  as to the conduct of certain litigation; and

(D) as to discharging its obligations in connection with Offer pursuant to the rules and requirements of the SEC and the Code.


                                    Part IV

Section 5.1 of the Agreement provides that the Agreement may be terminated at any time prior to the Purchase Date:

(a) By mutual written consent of duly authorized representatives of GE and Smallworld;

(b) By GE if the Board of Directors of Smallworld (i) shall have withdrawn or shall have modified in a manner adverse to GE its approval of the Agreement or its recommendation of the Offer, (ii) causes Smallworld to enter into an agreement with respect to an

     Acquisition Proposal, (iii) shall have endorsed, approved or recommended any Acquisition Proposal or (iv) shall have resolved to do any of the foregoing;

(c) By GE, if as a result of the failure of any of the conditions set forth in Annex I to the Agreement (Part I of this Appendix I), the Offer shall have been terminated by GE or expired in accordance with its terms without GE (or any permitted assignee) having purchased any Ordinary Shares pursuant to the Offer;

(d) By GE, if (i) Smallworld shall have failed to perform its covenants and other obligations under the Agreement, which failure to perform has not been cured within ten (10) days after the giving of written notice of such breach to the Smallworld or (ii) the representations and warranties of Smallworld contained in the Agreement (Part II of this Appendix I) shall not be true and correct, except in either case where such failure or breach would not have a Material Adverse Effect;

(e) By GE, if the Minimum Condition shall not have been satisfied on the expiration date of the Initial Offer (as such date may be extended from time to time);

(f)  By Smallworld if, in compliance with its obligations under Sections 4.5 and
     4.8 of the Agreement, (i) the Board of Directors of Smallworld shall have withdrawn or shall have modified in a manner adverse to GE its approval or recommendation of the Initial Offer, the Subsequent Offer or the Agreement or (ii) Smallworld shall enter into an agreement with respect to a Superior Proposal; provided, however, that any termination of the Agreement pursuant to Section 5.1(f) shall not be effective until Smallworld has made full payment of all amounts provided for under Section 5.2(b) of the Agreement.

                                  APPENDIX II
                                  Definitions


"Acquisition Agreement"            the acquisition agreement dated 16 August, 2000 in relation to the Offer made between General Electric Company and Smallworld;

"Act"                              the Companies Act 1985 (as amended);

"ADSs"                             American Depositary Shares of Smallworld each representing one ordinary share of
                                   1p in the capital of Smallworld and evidenced by American Depositary Receipts;

"Code"                             The City Code on Takeovers and Mergers;

"Deutsche Bank"                    Deutsche Bank AG, London, Deutsche Bank Securities Inc. and their respective affiliates;

"Form of Acceptance"               means the Form of Acceptance and authority to be sent to Smallworld Shareholders and shall, unless the context clearly requires otherwise, include letters of transmittal made available for use by US shareholders in connection with the
                                   Offer;

"Governmental Entity"              any UK, or United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign;

"GE Group"                         GE and its subsidiaries;

"GE Power Systems Equities,        GE Power Systems Equities, Inc., an indirect, wholly owned subsidiary of GE on
 Inc." or "Offeror"                behalf of whom the Offer will be made;

"General Electric" or "GE"         General Electric Company

"HSR Act"                          the Hart-Scott-Rodino Anti-Trust Improvements Act, 1976 of the United States of
                                   America;

"ING Barings"                      ING Barings Limited;

"Material Adverse Effect"          with respect to Smallworld, any adverse change or deterioration in the business, assets, financial or trading position or profits or prospects of Smallworld or its Subsidiaries which is material to Smallworld and its Subsidiaries taken as a whole, other than (i) any adverse change or deterioration resulting from any change in general economic conditions or conditions generally affecting the industry in

                                   which Smallworld operates and not relating to Smallworld specifically or (ii) as disclosed in the manner permitted by the Acquisition Agreement;

"NASDAQ"                           National Association of Securities Dealers Automated Quotations;

"Offer Document"                   the document to be despatched to Smallworld Shareholders containing the Offer;

"Offer"                            the recommended cash offer to be made by ING Barings on behalf of General
                                   Electric Power Systems Equities, Inc., to acquire all of the Smallworld Shares, including, where the context so requires, any subsequent revision, variation, extension or renewal of such offer;

"Offer Price"                      US$20.00 in cash per Smallworld Share;

"Optionholders"                    holders of Options;

"Options"                          options to subscribe for Smallworld Shares granted pursuant to the terms of the
                                   Smallworld Option Schemes;

"Panel"                            The Panel on Takeovers and Mergers;

"Purchase Date"                    the date Smallworld Shares are purchased by Offeror under the Initial Offer (as defined in Part II of Appendix I);

"SEC"                              the United States Securities and Exchange Commission;

"Securities Act"                   the United States Securities Act of 1933, as amended;

"Smallworld"                       Smallworldwide plc;

"Smallworld Option Schemes"        the Smallworld 1990 Incentive Share Option Plan, 1996 Incentive Share Option
                                   Plan and the 1986 Unapproved Share Option Plan;

"Smallworld Shareholders"          holders of Smallworld Shares;

"Smallworld Shares"                ordinary shares of 1p each in the capital of Smallworld and, without duplication, American Depositary Shares representing such shares;

"Subsidiary"                       a corporation, association, subsidiary, partnership, limited liability company or other entity of which Smallworld controls, directly or indirectly, 30% or more of the outstanding equity interests;

"UK" or "United Kingdom"           the United Kingdom of Great Britain and Northern Ireland;

"US", "USA" or "United States"     the United States of America, its territories and possessions, any state of the
                                   United States of America and the District of Columbia;

"US$"                              being lawful currency of the US.

For the purpose of this document (unless otherwise specifically provided), "subsidiary" and "subsidiary undertaking" have the respective meanings given by the Act.